                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                      IMMULOGIC PHARMACEUTICAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      IMMULOGIC PHARMACEUTICAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                      IMMULOGIC PHARMACEUTICAL CORPORATION
                               610 LINCOLN STREET
                          WALTHAM, MASSACHUSETTS 02154

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                            ON TUESDAY, MAY 13, 1997

     The Annual Meeting of Stockholders of ImmuLogic Pharmaceutical Corporation (the "Company") will be held at the offices of the Company, 610 Lincoln Street, Waltham, Massachusetts on Tuesday, May 13, 1997 at 9:00 a.m., local time, to consider and act upon the following matters:

          1. To elect seven directors to serve until the 1998 Annual Meeting of Stockholders.

          2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on March 31, 1997 will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.


                                            By Order of the Board of Directors,



                                            STEVEN D. SINGER,
                                            Secretary

Waltham, Massachusetts
April 17, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      IMMULOGIC PHARMACEUTICAL CORPORATION
                               610 LINCOLN STREET
                          WALTHAM, MASSACHUSETTS 02154

                            PROXY STATEMENT FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 13, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ImmuLogic Pharmaceutical Corporation (the "Company" or "ImmuLogic") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company, 610 Lincoln Street, Waltham, Massachusetts on Tuesday, May 13, 1997 at 9:00 a.m., local time, and at any adjournment or adjournments of that meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company or by signing another proxy of a later date or by personally voting at the Annual Meeting, or any adjournment thereof. All proxies will be voted in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

     The Company's Annual Report for the year ended December 31, 1996 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 17, 1997.

     The cost of soliciting proxies will be borne by the Company. In addition to this solicitation, the officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. The Company will also request stockbrokers, banks and other fiduciaries to forward proxy materials to their principals or customers who are the beneficial owners of shares, and will reimburse them for their expenses.

VOTING SECURITIES AND VOTES REQUIRED

     On March 31, 1997, the record date for the determination of stockholders entitled to vote at the meeting, there were issued, outstanding and entitled to vote an aggregate of 20,241,640 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Each share is entitled to one vote.

     Under the Company's Amended and Restated By-laws, holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shares of Common Stock represented in person or by proxy at the Annual Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Annual Meeting) will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting on the matter is required for the ratification of independent accountants.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the votes for directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1997
(except as otherwise noted), with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement, and (iii) all directors and executive officers of the Company as a group.

                                                                     PERCENTAGE OF
             NAME AND ADDRESS OF            SHARES OF COMMON STOCK     OUTSTANDING
               BENEFICIAL OWNER              BENEFICIALLY OWNED(1)   COMMON STOCK(2)
             -------------------            ----------------------   --------------
Amerindo Investment Advisors, Inc.(3)..........     3,507,500             17.3%
  388 Market Street
  San Francisco, CA 94111

State of Wisconsin Investment Board(4).........     1,965,000              9.7%
  Lake Terrace
  121 East Wilson Street
  Madison, WI 53703

T. Rowe Price Associates, Inc.(5)..............     1,355,268              6.7%
  100 East Pratt Street
  Baltimore, MD 21202

J. Joseph Marr, M.D.(6)........................        25,000                *
  Chief Operating Officer, Executive Vice
  President of Research and Development,
  Chief Scientific Officer and Acting
  President

Kevin P. Lawler(6).............................        44,722                *
  Vice President, Human Resources

David A. Tolley(6).............................        31,472                *
  Vice President, Process Development
  and Manufacturing

Christopher F. Nicodemus, M.D.(6)..............        59,721                *
  Vice President,
  Medical Affairs

Malcolm L. Gefter, Ph.D.(6)....................       680,722              3.4%
  Former Chairman of the Board of
  Directors and Chief Scientist

Robert J. Gerety, M.D., Ph.D.(6)...............       217,815              1.1%
  Former President, Chief Executive
  Officer and Director

Richard N. Small(6)............................       100,472                *
  Former Vice President, Chief
  Financial Officer

All directors and executive officers as........     1,308,377              6.5%
  a group (16 persons)(6)(7)

---------------
  * Less than 1% of the total number of outstanding shares of Common Stock.

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) The number of shares of Common Stock beneficially owned by each executive officer is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which each executive officer has sole or shared voting power or investment power and also any shares of Common Stock into which any options held by such executive officer are exercisable within 60 days after February 28, 1997.

(3) Amerindo Investment Advisors, Inc., together with certain affiliates ("Amerindo"), has filed a Schedule 13D/A with the Securities and Exchange Commission dated December 6, 1996, indicating shared voting power with respect to an aggregate of 3,507,500 shares of Common Stock, which shares were purchased for certain advisory clients of Amerindo and as to which Amerindo disclaims beneficial ownership.

(4) State of Wisconsin Investment Board has filed a Schedule 13G/A with the Securities and Exchange Commission dated January 27, 1997, indicating sole voting and dispositive power with respect to 1,965,000 shares of Common Stock.

(5) T. Rowe Price Associates, Inc., together with certain affiliates ("T. Rowe Price") has filed a Schedule 13G with the Securities and Exchange Commission dated February 14, 1997, indicating sole voting power with respect to 568 shares of Common Stock and shared dispositive power with respect to an aggregate of 1,355,268 shares of Common Stock, which shares were purchased for certain advisory clients of T. Rowe Price and as to which T. Rowe Price disclaims beneficial ownership.

(6) Includes the following shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days after February 28, 1997: Dr. Marr, 25,000 shares; Mr. Lawler, 44,150 shares; Mr. Tolley, 30,000 shares; Dr. Gefter, 393,750 shares; Dr. Gerety, 207,500 shares; Dr. Nicodemus, 59,249 shares; and Mr. Small, 100,000 shares.

(7) Includes an aggregate of 984,816 shares of Common Stock issuable pursuant to stock options which may be exercised by all executive officers and directors of the Company within 60 days after February 28, 1997.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless the proxy is marked otherwise. All nominees are currently directors of the Company.

     All seven directors will be elected for a one-year term expiring at the 1998 Annual Meeting of Stockholders, subject to the election and qualification of their successors and to their earlier death, resignation or removal. All of the nominees have indicated their willingness to serve if elected; however, if a nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors. There are no family relationships between or among any officers or directors of the Company.

     On September 6, 1996, Dr. Paul Friedman and Mr. Samuel Fleming were appointed to the Board of Directors. On December 4, 1996, Dr. Robert Gerety resigned as the Company's President and Chief

Executive Officer and as a member of the Board of Directors. See "Employment, Termination and Change-in-Control Arrangements." In March 1997, in order to add additional pharmaceutical and business advisory capacity to the Board of Directors, and in consultation with several of the Company's major stockholders, the Company restructured the Board of Directors (the "Restructuring"). As part of the Restructuring, Dr. J. Joseph Marr, Dr. C. Garrison Fathman, Dr. Carl Goldfischer, Ms. Geraldine Henwood and Mr. Richard Pops were appointed to the Board of Directors, and Mr. Alan Dalby, Dr. Malcolm Gefter, Mr. M. Howard Jacobson, Dr. Kenneth Melmon and Dr. Larry Soll resigned as directors of the Company.

     The following table sets forth the name, age and length of service as a director of each member of the Board of Directors, as well as information given by each concerning all positions he or she holds with the Company, his or her principal occupation and his or her beneficial ownership of the Company's Common
Stock at February 28, 1997:

                                                                 SHARES OF      PERCENTAGE
                                                      FIRST     COMMON STOCK        OF
                                                     BECAME A   BENEFICIALLY   COMMON STOCK
        NAME AND PRINCIPAL OCCUPATION          AGE   DIRECTOR   OWNED(1)(2)    OUTSTANDING
---------------------------------------------  ---   --------   ------------   ------------
C. Garrison Fathman, M.D.....................  54     1997         135,667(3)     *
  Professor, Department of Medicine,
     Stanford University School of Medicine

Samuel C. Fleming(b).........................  56     1996              --        *
  Chairman and Chief Executive Officer,
     Decision Resources, Inc.

Paul A. Friedman, M.D........................  54     1996              --        *
  President, Dupont Merck Research Labs

Carl S. Goldfischer, M.D.(a)(b)..............  38     1997              --        *
  Chief Financial Officer, Vice President,
     Finance and Strategic Planning, ImClone
     Systems, Inc.

Geraldine A. Henwood(a)......................  44     1997              --        *
  Chief Executive Officer, IBAH, Inc.

J. Joseph Marr, M.D..........................  58     1997          25,000(3)     *
  Chief Operating Officer, Executive Vice
     President of Research and Development,
     Chief Scientific Officer and Acting
     President,
     ImmuLogic Pharmaceutical Corporation

Richard F. Pops(b)...........................  35     1997              --        *
  Chief Executive Officer, Alkermes, Inc.

---------------
  * Less than 1% of the total number of outstanding shares of Common Stock.

(a) Member of the Audit Committee.

(b) Member of the Compensation Committee.

(1) Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated.

(2) The number of shares of Common Stock beneficially owned by each director is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which each director has sole or shared voting power or investment power and also any shares of

    Common Stock as to which any options held by such director are exercisable within 60 days after February 28, 1997.

(3) Includes the following number of shares of Common Stock issuable pursuant to stock options which may be exercised by the following directors within 60 days after February 28, 1997: Dr. Fathman, 112,667 shares and Dr. Marr, 25,000 shares.

     The following sets forth the principal occupation or employment held by each director during the past five years as well as the names of other publicly-held companies of which he or she serves as a director.

     Dr. C. Garrison Fathman, M.D. became a member of the Company's Board of Directors in March 1997. Dr. Fathman is a Professor of Medicine and the Director of the Center for Clinical Immunology at Stanford University School of Medicine, where he joined the faculty in 1981. He was previously on the faculty at the Mayo Clinic from 1977 to 1981 and a Member of the Basel Institute for Immunology from 1975 to 1977. He is a member of the American Association of Immunologists and the Clinical Immunology Society. Dr. Fathman holds a B.A. from the University of Kentucky and an M.D. from Washington University School of Medicine. Dr. Fathman has served as a consultant to the Company since 1988.

     Mr. Samuel C. Fleming became a member of the Company's Board of Directors in September 1996. Since 1990, Mr. Fleming has been the Chairman and Chief Executive Officer of Decision Resources Inc., a health care research and consulting company. From 1967 to 1990, Mr. Fleming held various positions at Arthur D. Little, Inc., most recently as Senior Vice President, Member of the Corporate Management Committee and Chairman of Arthur D. Little Decision Resources, which he founded in the mid-1970s. Mr. Fleming holds a B.Ch.E. from Cornell University and an M.B.A. from Harvard Business School. He serves as a Director of CareGroup, Inc. and a Trustee of Cambridgeport Bank and the Standish Ayer & Wood Investment Trust.

     Dr. Paul A. Friedman became a member of the Company's Board of Directors in September 1996. Mr. Friedman has been the President of DuPont Merck Research Labs since 1994. He was a Senior Vice President of Merck Research Labs from 1992 to 1994 and was first a Senior Director and Head and then Executive Director and Head of the Department of Pharmacology at Merck Sharp & Dohme Research Labs from 1985 to 1989. Between 1974 and 1985, he held various positions at Peter Bent Brigham Hospital, Children's Hospital Medical Center, the Center for Blood Research, Harvard Medical School and Beth Israel Hospital. Dr. Friedman holds an A.B. from Princeton University and an M.D. from Harvard Medical School.

     Dr. Carl S. Goldfischer became a member of the Company's Board of Directors in March 1997. Dr. Goldfischer has served as Vice President, Finance and Strategic Planning and Chief Financial Officer of ImClone Systems, Inc. since May 1996. From June 1994 until May 1996, Dr. Goldfischer served as a health care analyst with Reliance Insurance. From June 1991 until June 1994, Dr. Goldfischer was Director of Research for D. Blech & Co. Dr. Goldfischer received a doctorate of medicine from Albert Einstein College of Medicine in 1988 and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

     Ms. Geraldine A. Henwood became a member of the Company's Board of Directors in March 1997. Ms. Henwood is the Chief Executive Officer of IBAH, Inc., a clinical research organization, which she founded in 1985. Prior to founding IBAH, Ms. Henwood worked for twelve years in various positions at SmithKline & French Laboratories ("SK&F"), a Division of SmithKline Beckman Corp., most recently as the Group Director, Marketing of International Pharmaceutical Division of SK&F. Ms. Henwood holds a B.S. from Neumann College.

     Dr. J. Joseph Marr was appointed Chief Operating Officer and became a member of the Board of Directors in March 1997. In addition, Dr. Marr retained his position as Executive Vice President, Research and Development and Chief Scientific Officer, which positions he assumed when he joined the Company in July 1996. Dr. Marr also served as Acting President and Chief Executive Officer of the Company from December 1996 to March 1997 and continues to serve as Acting President. From 1993 to 1996, Dr. Marr held the position of Vice President, Research and Development at Ribozyme Pharmaceuticals, Inc. From 1989 to 1993, he was Senior Vice President, Discovery Research at Searle Research and Development. Dr. Marr was also a consultant with the World Health Organization from 1982 to 1992. Dr. Marr held academic positions from 1970 to 1990, including Professor, Department of Medicine and Department of Biochemistry at the University of Colorado Health Sciences Center from 1982 to 1990, Vice Chairman, Department of Medicine, and Professor of Medicine and Microbiology at St. Louis University School of Medicine from 1970 to 1976, and Associate Professor of Medicine and Director, Microbiologies Laboratories at Washington University School of Medicine from 1970 to 1976 . Dr. Marr received his B.S. Degree from Xavier University and M.D. degree from Johns Hopkins University School of Medicine.

     Mr. Richard F. Pops became a member of the Company's Board of Directors in March 1997. Mr. Pops has been the Chief Executive Officer of Alkermes, Inc. since 1991. From 1984 to 1991, Mr. Pops was employed as Vice President of PaineWebber Development Corporation, a subsidiary of PaineWebber, Inc. Mr. Pops currently serves on the Board of Directors of Alkermes, Inc., the Biotechnology Industry Organization and The Brain Tumor Society. He is also the Vice President of the Massachusetts Biotechnology Council. Mr. Pops received his B.A. degree from Stanford University.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held nine meetings during 1996. Each of the persons serving as directors of the Company during 1996 attended more than 75% of the total number of meetings of the Board of Directors, and all committees of the Board on which he served, held during his tenure as a director.

     During 1996, the Company had a standing Executive Committee which had the authority to act on behalf of the Board of Directors to the full extent allowed by law. In 1996, the Executive Committee consisted of Drs. Gefter and Gerety (until his resignation in December 1996) and Messrs. Dalby and Jacobson. The Executive Committee met four times during 1996. As a result of the Restructuring, the Board of Directors no longer has an Executive Committee.

     The Company has a standing Audit Committee which provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. In 1996, the Audit Committee consisted of Mr. Jacobson, Dr. Melmon and Dr. Soll. The Audit Committee held two formal meetings in 1996. As a result of the Restructuring, the Audit Committee now consists of Dr. Goldfischer and Ms. Henwood.

     The Company also has a standing Compensation Committee which provides recommendations to the Board regarding executive and employee compensation programs of the Company, and administers the Company's Amended and Restated 1987 Stock Option Plan, the 1993 Director Stock Option Plan and the 1996 Stock Option Plan. In 1996, the Compensation Committee consisted of Messrs. Dalby and Jacobson and Dr. Soll and held seven meetings. As a result of the Restructuring, the Compensation Committee now consists of Mr. Fleming, Dr. Goldfischer and Mr. Pops.

DIRECTORS' COMPENSATION

     The Company maintains a compensation program for each director who is not an employee of the Company or any subsidiary of the Company and who does not receive more than $50,000 in any year pursuant to a consulting contract with the Company. Pursuant to this compensation program, each such director receives cash compensation of $15,000 per annum for his services as a director and an option to purchase 24,000 shares of the Company's Common Stock under the 1993 Director's Option Plan. In addition, the Chairman of each standing committee receives an additional $5,000 per annum. Furthermore, the 1993 Director's Option Plan provides for the grant of an option to purchase 10,000 shares of Common Stock to the Chairman of each standing committee of the Board of Directors who is an outside director of the Company (as defined in the Plan).

     Effective as of January 1, 1992, the Company entered into an amended and restated consulting agreement with Dr. Fathman (as amended, the "Consulting Agreement"), currently a director of the Company. The Consulting Agreement provides that Dr. Fathman will devote approximately one day per week to the Company at least through December 31, 1998. Dr. Fathman received $107,891 during 1996 pursuant to the Consulting Agreement.

     Effective as of January 1, 1992, the Company entered into an amended and restated consulting agreement with Dr. Melmon (as amended, the "Consulting Agreement"), now a former director of the Company. The Consulting Agreement provides that Dr. Melmon will devote approximately one day per week to the Company at least through December 31, 1998. Dr. Melmon received $107,891 during 1996 pursuant to the Consulting Agreement.

                           SUMMARY COMPENSATION TABLE

     The following sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to each person who served as the Company's Chief Executive Officer and each of the Company's four other most highly compensated officers, based on salary and bonuses earned during 1996
(the "Named Executive Officers").


                              IMMULOGIC PHARMACEUTICAL CORPORATION

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                                 ($)(2)
                                            ANNUAL COMPENSATION               ------------
                                 ------------------------------------------      SHARES
                                                              OTHER ANNUAL     SUBJECT TO
                                                              COMPENSATION       OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS       ($)(1)          GRANTED      COMPENSATION
---------------------------      ------  --------   --------  -------------   ------------    ------------
J. Joseph Marr, M.D.(3).........  1996   $100,769   $100,000          --         100,000        $ 65,807
  Chief Operating Officer,
  Executive Vice President,
  Research and Development,
  Chief Scientific Officer,
  Acting President and
  Former Acting Chief
  Executive Officer

Kevin P. Lawler.................  1996    152,250     65,250          --              --           2,000
  Vice President, Human           1995    145,000         --          --          50,000           4,097
  Resources                       1994    122,327         --          --          31,000             900

Christopher F. Nicodemus, M.D...  1996    194,250         --          --              --           2,000
  Vice President, Medical Affairs 1995    185,000         --          --          50,000           2,000
                                  1994    170,721         --          --              --             900

David A. Tolley.................  1996    157,500         --          --              --           2,000
  Vice President, Process         1995    137,481         --          --          80,000          93,117
  Development and Manufacturing   1994     34,269     30,000          --          20,000          29,356

Robert J. Gerety, M.D., Ph.D.(4)  1996    320,385         --          --              --          77,647
  Former President and Chief      1995    312,500     93,214      73,683         150,000          44,682
  Executive Officer               1994    257,846     93,214      46,551         200,000          29,753

Malcolm L. Gefter, Ph.D.(5).....  1996    288,750         --          --          43,750           2,000
  Former Chairman of the Board    1995    275,000         --          --              --           2,000
  of Directors, and Senior        1994    265,000         --          --         175,000             900
  Consultant

Richard N. Small(6).............  1996    157,500         --          --              --           2,000
  Former Vice President, Chief    1995    150,000     27,964          --          50,000           2,000
  Financial Officer               1994    126,458         --          --          23,000             900

---------------
(1) The amounts indicated for Dr. Gerety in 1994 and 1995 reflect the forgiveness of a loan from the Company.

(2) Amounts for Dr. Marr include $59,326 in relocation expenses and $6,481 of premiums paid on, and the cash surrender value of, insurance policies maintained by the Company including payment of related taxes to Dr. Marr.
    Amounts shown for Dr. Gerety include $29,615 in severance payments and $47,032 of premiums paid on, and the cash surrender value of, life insurance policies maintained by the Company including payment of related taxes to Dr. Gerety. All other amounts shown represent contributions made in the form of ImmuLogic stock by the Company to the Company's 401(k) Savings Plan on behalf of the named officers to match pre-tax electives deferral contributions (included under salary) made by the named officers to such Plan.

(3) Dr. Marr joined the Company in July 1996 as Executive Vice President, Research and Development and Chief Scientific Officer, and, in addition, became Acting President and Chief Executive Officer in December 1996. Accordingly, no information is provided for 1994 or 1995. Dr. Marr became Chief Operating Officer and resigned as Acting Chief Executive Officer in March 1997.

(4) Dr. Gerety resigned from his employment with the Company in December 1996.

(5) Dr. Gefter resigned from his employment with the Company in March 1997.

(6) Mr. Small resigned from his employment with the Company in January 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding options granted in 1996 by the Company to each of the Named Executive Officers.


                                                INDIVIDUAL GRANTS                 POTENTIAL REALIZABLE
                                  ----------------------------------------------    VALUE AT ASSUMED
                                               PERCENT OF                            ANNUAL RATES OF
                                                 TOTAL                                 STOCK PRICE
                                    SHARES      OPTIONS                                APPRECIATION
                                  SUBJECT TO   GRANTED TO  EXERCISE                FOR OPTION TERMS(2)
                                   OPTIONS     EMPLOYEES   PRICE PER  EXPIRATION  ----------------------
NAME                               GRANTED(1)     IN FY       SHARE       DATE        5%          10%
----                               ----------   ----------  ---------  ----------  --------    ----------
J. Joseph Marr, M.D..............   100,000(3)    21.4%      $8.81     07/01/06   $554,056    $1,404,087
Kevin P. Lawler..................        --         --          --           --         --            --
Christopher F. Nicodemus, M.D....        --         --          --           --         --            --
David A. Tolley..................        --         --          --           --         --            --
Robert J. Gerety, M.D., Ph.D.....        --         --          --           --         --            --
Malcolm L. Gefter, Ph.D..........    43,750(4)     9.3%      19.25     01/31/06    529,647     1,342,230
Richard N. Small.................        --         --          --           --         --            --

---------------
(1) The Company's Amended and Restated 1987 Stock Option Plan and 1996 Stock
    Option Plan provide that the vesting of options granted to officers and employees under such Plan will become exercisable in the event of a "change in control" of the Company.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(3) This option became exercisable as to 25,000 shares on July 1, 1996 and becomes exercisable as to 75,000 shares in three equal annual installments commencing on July 1, 1997.

(4) This option was originally exercisable in four equal quarterly installments commencing on March 31, 2000 but became exercisable in full in connection with Dr. Gefter's resignation as an employee and a director of the Company in March 1997.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND OPTION VALUES AT FISCAL YEAR-END

     The following table provides information on option exercises in 1996 by the Named Executive Officers and the value of unexercised options at December 31, 1996.


                                                                                             VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED OPTION       IN-THE-MONEY OPTIONS AT
                                 SHARES                           AT YEAR-END                     YEAR-END(1)
                               ACQUIRED ON     VALUE     -----------------------------   -----------------------------
NAME                            EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                           -----------   ---------   ------------   --------------   ------------   --------------
Joseph Marr, M.D..............      --           --        25,000           75,000             --              --
Kevin P. Lawler...............      --           --        39,400           55,250         48,263              --
Christopher F. Nicodemus,  M.D      --           --        53,749           51,251             --              --
David A. Tolley...............      --           --        29,000           71,000             --              --
Robert J. Gerety, M.D., Ph.D        --           --       207,500               --             --              --
Malcolm L. Gefter, Ph.D.(2)...      --           --       131,250          262,500             --              --
Richard N. Small(2)...........      --           --        43,750           56,250             --              --

---------------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq
    National Market on December 31, 1996 was $6.375 per share. Value is calculated on the basis of the difference between the option exercise price and the fair market value on December 31, 1996, multiplied by the number of shares of Common Stock underlying the option. With the exception of Mr.
    Lawler, all option exercise prices exceeded the fair market value on
    December 31, 1996, therefore no amounts are shown "in-the-money" column. Mr.
    Lawler had 9,900 shares exercisable at a price of $1.50.

(2) Options shown as unexercisable at December 31, 1996 for Dr. Gefter and Mr.
    Small became exercisable in full in connection with their respective resignations from the Company's employment in March 1997 and January 1997, respectively.

OTHER MATTERS

     The Company entered into an agreement with Dr. Gefter (the "Gefter Agreement"), dated as of January 1, 1996 (the "Commencement Date"), which provided that during the term of the Gefter Agreement, Dr. Gefter would serve as Chairman of the Board of Directors of and Senior Consultant to, the Company and which set forth the time that Dr. Gefter may devote to outside activities. The Gefter Agreement had an initial five-year term ending on December 31, 2000. The Gefter Agreement provided that the Company would pay Dr. Gefter at least $275,000 each year for his services and further provided that Dr. Gefter would not devote more than 50% of his business and professional time to certain outside business activities. The Gefter Agreement was superceded by a Severance and Settlement Agreement entered into between Dr. Gefter and the Company on March 4, 1997. See "Employment, Termination and Change-in-Control Arrangements."

                         COMPENSATION COMMITTEE REPORT

     The following is a description of the compensation policies of the Company during 1996 developed by the 1996 Compensation Committee (as defined below) as such policies applied to Dr. Gerety, the former President and Chief Executive Officer of the Company, Dr. Marr, who was Acting President and Chief Executive Officer of the Company during December 1996 and the four named executive officers other than Drs. Gerety and Marr who, for fiscal 1996, were the Company's most highly compensated executive officers and other officers of the Company. During 1996, the Compensation Committee consisted of Messrs. Dalby and Jacobsen and Dr. Soll (the "1996 Compensation Committee"). As a result of the Restructuring, the Compensation Committee has consisted of Mr. Fleming, Dr. Goldfischer and Mr. Pops (the "New Compensation Committee") since March 27, 1997. The New Compensation Committee is currently reviewing the Company's executive compensation policies.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company's executive compensation program was designed by the 1996 Compensation Committee to align executive compensation with financial performance, business strategies and Company values and objectives. This program sought to enhance stockholder value by linking the financial interests of the Company's executives with those of the stockholders.

     The 1996 Compensation Committee established a compensation program with the following objectives:

        - To reward executives for achievement of internal Company goals as well as for Company performance relative to industry performance levels.

        - To align management's interests with the success of the Company by making a portion of compensation dependent upon long term success.

        - To enhance stockholder value by providing executives with equity ownership in the Company.

        - To provide to executives formal performance appraisals against objectives.

        - To provide compensation that will attract and retain executives of superior talent.

EXECUTIVE COMPENSATION PROGRAM

     Executive officers were rewarded based upon corporate performance, business group performance and individual performance. Corporate performance and business group performance were evaluated by reviewing the extent to which strategic and business goals were met, including such factors as achievement of operating goals and objectives, establishment of strategic licensing and development alliances with third parties, timely development and introduction of new processes and products, and performance relative to competitors. Individual performance was evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values were fostered.

     In fiscal 1996, as in the past several years, the Vice President of Human Resources compared the Company's executive compensation policies with the policies of companies of comparable size in the industry to (a) ensure that the Company would be able to attract, motivate and retain executives of outstanding abilities, (b) determine the competitiveness of base salary and incentive opportunities at the Company, and (c) evaluate the relative mix of salary and incentive compensation. The 1996 Compensation Committee, which was comprised of non-employee directors, established goals and objectives for the Company's officers and specified levels of compensation for officers based upon the attainment of these goals and objectives.

     The Company's executive compensation program consisted of the following elements:

        - a base salary that was determined by individual contributions and sustained performance within an established competitive salary range.

        - a long-term incentive program that rewarded executives when stockholder value was created through an increase in the market value of the Company's Common Stock.

        - other compensation which included certain benefits, such as medical benefits and a 401(k) Savings Plan, that were generally available to all full-time employees of the Company.

     Each of these three elements of compensation is discussed below. The 1996 Compensation Committee also established an incentive compensation or bonus program for officers of the Company.

     Base Salary. Base salary levels for the Company's executives generally were set within the range of salaries of senior managers with comparable qualifications, experience and responsibilities at other companies of comparable size in the biopharmaceutical industry. Salary data for such determinations was obtained through established outside independent services specializing in compensation surveys representing a significant number of comparable industry companies.

     In addition to considering external market data when setting individual salaries, the 1996 Compensation Committee also considered the Company's financial performance and the individual's performance based on predetermined non-financial objectives, such as the ability to motivate others, the development of skills necessary to grow as the Company matures, the recognition and pursuit of new business opportunities and implementation of programs to enhance the Company's growth and success.

     In 1996, the Company paid a performance bonus of $65,250 to Kevin Lawler, Vice President of Human Resources.

     Long-term Incentive Compensation. Long-term incentive compensation, in the form of stock options, was designed to help align the interests of management and stockholders and enable executives to develop a long-term stock ownership position in the Company. Stock option grants were intended to focus executives on managing the Company from the perspective of an owner with an equity position in the business. Executives were granted options to purchase shares of the Company's Common Stock upon commencement of employment and were eligible for additional option grants as the 1996 Compensation Committee deemed appropriate. An executive's past performance and the Company's desire to retain an individual were considered when making additional grants. Stock options were granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and vest over a three, four or five year period. In 1996, the Company granted options to purchase 100,000 shares to Dr. Marr upon his joining the Company as Executive Vice President, Research and Development and Chief Scientific Officer, and 43,750 shares of the Company's Common Stock to Dr. Gefter pursuant to the Gefter Agreement.

     Other Compensation. The Company's executives were entitled to relocation benefits upon commencement of employment. They also received medical benefits and participated in the Company's 401(k) Savings Plan on the same basis as other full-time employees of the Company. Except with respect to $59,326 in relocation expenses paid to Dr. Marr in 1996, the amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of any executive officer's salary for fiscal 1996.

     Compliance With Internal Revenue Code Section 162(m). The Company does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. The New Compensation Committee intends to review the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The 1996 Compensation Committee evaluated the performance of the Chief Executive Officer and reported its assessment to the members of the Board of Directors. The assessment of the Chief Executive Officer's performance was based on a number of factors, including the following: achievement of short-term and long-term financial and strategic targets and objectives; the Company's position within the industry in which it competes; the Chief Executive Officer's contribution to the Company; and such other factors as the 1996 Compensation Committee deemed appropriate.

     In 1996, the Company's former President and Chief Executive Officer, Robert
J. Gerety, received base salary compensation of $320,385. Dr. Marr, who joined the Company in July 1996 as Executive Vice President, Research and Development and Chief Scientific Officer, positions in which he continues to serve, became Acting President and Chief Executive Officer of the Company in December 1996 upon the resignation of Dr. Gerety. Dr. Marr received a signing bonus of $100,000 when he joined the Company, base salary compensation of $100,769 (at an annual rate of $200,000) and options to purchase 100,000 shares of the Company's Common Stock in 1996. In March 1997, Dr. Marr resigned from his position as Acting Chief Executive Officer and was appointed to serve as the Company's Chief Operating Officer.

                                            New Compensation Committee


                                            Samuel C. Fleming
                                            Carl S. Goldfischer
                                            Richard F. Pops

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the 1996 Compensation Committee or the New Compensation Committee was at any time during 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the 1996 Compensation Committee or the New Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No executive officer of the Company has served as a director or member of the 1996 Compensation Committee or the New Compensation Committee (or other Committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the 1966 Compensation Committee or the New Compensation Committee of the Company.

EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered into a series of agreements in 1995 and 1996 with each of the Named Executive Officers (other than Drs. Gefter and Gerety, each of whom had separate agreements with the Company) and certain other officers of the Company relating to the obligations of the Company to such individuals in the event of the termination of their employment. The agreements provide that, in the event that the Company were to terminate the employment of the employee for cause, the Company would only be obligated to pay the employee his or her compensation and benefits through the last day of his or her actual employment. In the event the employee terminates his or her employment for "good reason" (as defined in the agreement), or his or her employment is terminated (other than for cause) upon a "change in control" (as defined in the agreement), the employee will receive a lump-sum cash payment equal to twelve months of compensation at the level of compensation immediately prior to termination. In addition, the employee will be eligible to be paid according to the Company's normal payroll procedures at the same level of compensation until the earlier of the twelve month anniversary of the date of termination or until the employee begins receiving equivalent compensation from a new employer. Furthermore, the Company will continue to provide medical and other benefits to the employee for a period of up to 24 months. Finally, all unvested stock options held by the employee shall vest upon termination and shall be exercisable for twelve months after the date of termination.

     On December 4, 1996, the Company entered into a Severance and Settlement Agreement with Dr. Gerety. Pursuant to the terms of this Agreement, Dr. Gerety resigned as President and Chief Executive Officer of the Company, and the Company agreed to continue to pay Dr. Gerety his base salary and benefits for a period of up to eight months following the date of this Agreement and to the extension of the exercise periods of certain options to purchase the Company's Common Stock held by him, in full satisfaction of the Company's remaining obligations under Dr. Gerety's employment agreement. The Company expects to make payments to Dr. Gerety totalling approximately $250,000 under this Agreement.

     On March 4, 1997, the Company entered into Letter Agreements with each of Messrs. Jacobsen and Dalby and Drs. Soll and Melmon, pursuant to which each of them resigned as a director of the Company. Under the Letter Agreements, the Company agreed to extend the exercise period of certain vested options granted to these individuals until August 20, 1997.

     On March 5, 1997, the Company entered into a Severance and Settlement Agreement with Dr. Gefter. Pursuant to the terms of this Agreement, Dr. Gefter resigned as Chairman of the Board of Directors and Chief Scientist of the Company, and the Company made a lump sum payment to Dr. Gefter in the amount of $1,054,166 (an amount commensurate with the total amount of compensation he would have received under the remaining term of his employment agreement) and agreed to accelerate the vesting of all options previously granted to him and the extension of the exercise periods of certain options to purchase the Company's Common Stock held by him, in full satisfaction of the Company's remaining obligations under Dr. Gefter's employment agreement.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission ("SEC") thereunder require the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the period from January 1, 1996 to December 31, 1996, all of its executive officers, directors and ten-percent stockholders complied with their
Section 16(a) filing obligations, except that J. Joseph Marr and Paul A. Friedman each filed a late Initial Statement of Beneficial Ownership on Form 3, and J. Joseph Marr and Kenneth L. Melmon each filed a late Statement of Changes in Beneficial Ownership on Form 4.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on (i) the Nasdaq Total Market Index (the "Nasdaq Total Market Index") and (ii) the Nasdaq Pharmaceutical Stocks Index (the "Nasdaq Pharmaceutical Index") for the five years ending December 31, 1996. The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on December 31, 1991 and assumes reinvestment of dividends. Measurement points are on the last trading day of the Company's fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996.

                                  ImmuLogic                                Nasdaq
 Measurement Period             Pharmaceutical       Nasdaq Total       Pharmaceutical
(Fiscal Year Covered)            Corporation        Market Index            Index
  Dec. 31, 1991                    $100.00             $100.00             $100.00
  Dec. 31, 1992                      94.54              116.38               83.22
  Dec. 31, 1993                     113.45              133.60               74.17
  Dec. 31, 1994                      60.92              130.59               55.83
  Dec. 31, 1995                     161.76              184.72              102.32
  Dec. 31, 1996                      53.57              227.18              102.25

       PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Company's independent accountants for the current year. Coopers & Lybrand has served as the Company's independent accountants since 1987.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     If the stockholders do not ratify the selection of Coopers & Lybrand as the Company's independent accountants, the selection of such accountants will be reconsidered by the Board of Directors.

BOARD RECOMMENDATION

     The Board of Directors recommends that the stockholders vote For the ratification of Coopers & Lybrand as the Company's independent public accountants.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Waltham, Massachusetts not later than December 17, 1997 for inclusion in the proxy statement for that meeting.

     EACH YEAR THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY STOCKHOLDER CAN OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, AT NO CHARGE, BY WRITING TO INVESTOR RELATIONS, IMMULOGIC PHARMACEUTICAL CORPORATION, 610 LINCOLN STREET, WALTHAM, MASSACHUSETTS 02154.


                                            By Order of the Board of Directors,




                                            STEVEN D. SINGER,
                                            Secretary

April 17, 1997

                                                                      APPENDIX 1
                                                                      ----------


                      IMMULOGIC PHARMACEUTICAL CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 13, 1997


      The undersigned, having received notice of the meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) J. Joseph Marr, Cheryl M. Northrup and Steven D. Singer, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of ImmuLogic Pharmaceutical Corporation (the "Company") to be held on Tuesday, May 13, 1997 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

      Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

      IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.


            1. To elect the following seven individuals as Directors of the Company to serve for a one-year term ending at the 1998 Annual Meeting of
Stockholders: C. Garrison Fathman, Samuel C. Fleming, Paul A. Friedman, Carl S. Goldfischer, Geraldine A. Henwood, J. Joseph Marr and Richard F. Pops.


                 FOR  [ ]           WITHHOLD AUTHORITY  [ ]


                                    --------------------------------------------

                                    --------------------------------------------
                                    To withhold authority with respect to a
                                    particular nominee, write his or her name in the space provided above.

            2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.


            FOR  [ ]          AGAINST  [ ]            ABSTAIN  [ ]



      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR ANY PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY.


                                  ---------------------------------------------

                                  ---------------------------------------------
                                                  Signature(s)


                                  Dated:
                                        ---------------------------------------


      Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.